Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made effective on the Effective Date set forth below between Vitro Diagnostics, Inc., a Nevada Corporation (the “Company”) and Keith V. Burge (‘‘Executive’’).

WITNESETH:

WHEREAS, the Company wishes to engage the services of Executive in the position of Chief Operating Officer on the terms and conditions set forth below; and

WHEREAS, Executive and Company wish to enter into this Agreement regarding the terms of Executive’s employment which shall become effective upon the date of last execution of this Agreement (the ·’Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

I. Engagement: Duties. The Company hereby engages the Executive effective as of the Effective Date as its Chief Operating Officer. Executive’s principal area of responsibility, subject to modification by the Company, shall be to serve as the Chief operating Officer with all the duties and responsibilities customarily associated with this position. Executive will report to and shall be under the supervision of the Chief Executive Officer (the “CEO’’). His job duties will include overseeing all the operations of the company in support of the CEO that do not have a direct report to the CEO. The executive will promote the business development of the company, sales and marketing, social media marketing. oversee and interact with the company’s business partnerships, business agreements and arrangements, interact on a peer level with other members of the executive management team while reporting directly to and supporting the objectives of the CEO.

2. Board Membership. The executive will not be on the company’s board at this time.

3. Best Efforts. Executive agrees to use his best efforts to promote the interests of the Company and shall, except for illness, reasonable vacation periods and leaves of absence, devote four days of a business week (‘‘Part Time Schedule’’) of his time and energies to the business and affairs of the Company. Executive may perform his duties under this Agreement from any location approved by the Board, including the Company’s office. Executive shall be permitted to continue to manage and participate in his outside businesses that are not competitive with Company provided that those activities do not interfere with his activities on behalf of the Company. Executive, in his discretion, may increase his services to the Company from a Part-Time Schedule to five (5) days per week (‘‘Full Time Schedule’’) in the future.

4. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the terms of Section 6 of this

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KVB COO Employment Agreement with Vitro Diagnostics, Inc.

Agreement, for a period of five years (the ‘‘Initial Term”). The Initial Term shall be extended automatically for an additional one-year periods (each, a ‘‘Renewal Term”) unless either party gives notice to the other that this Agreement will not be extended at least ninety (90) days prior to the expiration of the Original Term or any Renewal Term (a “Non-Renewal Notice”). This Agreement shall commence on the Effective Date and continue until termination by non-renewal by either party or in accordance with Section 6 (the “Term’”).

5. Compensation and Benefits.

5.1	Base Salary.

5.1.1 For the Initial Term, Executive’s Base Salary shall be $175,000 per annum. Payable bi-monthly.

5.2	Bonuses and Stock Options

5.2.1 Annual Bonus. In addition to the Base Salary described in section 4.1 (above), Executive shall be entitled to receive an annual bonus of up to 50% of the base salary as determined by the CEO.

(a)	Stretch Bonus. Executive shall also be entitled to receive a stretch bonus (‘‘Stretch Bonus’’) as determined by the CEO and the Board of Directors on account of extraordinary success in furthering the company’s business objectives.

5.2.2 Stock Options. Stock options shall be granted to the Executive upon execution of this Agreement exercisable to purchase up to One Million (1,000,000) shares of the Company’s common stock at an exercise price of $0.50 cents per share (the “Options”). The Options will be Non-Qualified Stock Options. Except as otherwise provided in this Agreement, the Options will vest at the rate of One Million (200,000) options per year for five (5) years subject to Executive’s continuing service to the Company. The Options will have a cashless exercise provision. These Options shall be exercisable for a period of ten (10) years from the date of grant beginning with the date of vesting. The Company also agrees that all Options as provided herein shall immediately vest in the Executive upon a Change in Control of the Company as defined below. The Options grant shall be governed by the applicable award agreement, which shall be in substantially the same form as Exhibit B including without limitation the vesting and exercisability provisions set forth therein.

5.2.3 Benefits. . Executive shall be entitled to participate in all benefit programs established by the Company and generally applicable to the Company’s executive employees. Employee shall also be reimbursed for reasonable and necessary business expenses incurred in the course of his employment with the Company pursuant to Company policies as established from time to time.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

6. Termination of Employment Relationship.

6.1 Death or Disability. This Agreement shall terminate immediately upon the death or Disability of Executive, and in such event, the Executive shall have no further claim against the Company for compensation or benefits hereunder except as provided herein. ‘‘Disability” means a physical or mental incapacity of Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for one hundred and eighty (180) calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Board or any committee thereof, acting on the basis of a written opinion from a duly qualified medical practitioner, is likely to continue to a similar degree. Upon request, such written opinion shall be provided to Executive or his authorized representative(s) no later than ten (10) days from the date requested.

6.2 Termination by the Company for “Cause”. This Agreement may be terminated by the Company for “Cause” and, in such event, this Agreement and Executive’s employment with the Company shall terminate on the termination date designated by the Company. Provided, however, prior to the effective date of termination, the Company shall provide written notice to Executive describing in reasonable detail the for ‘‘Cause” reason for termination and provide Executive an opportunity to appear before the Board (with or without counsel) to discuss the circumstances constituting the “Cause’’. For the purpose of this paragraph, ‘‘Termination for Cause” or ‘‘Cause” shall include the following:

6.2.1 Willful misconduct or gross negligence in the performance of any of Executive’s duties to the Company, which creates a demonstrative material and adverse effect on the business, reputation or financial condition of the Company, and if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after Executive receives from the Board written notice of such willful misconduct or gross negligence;

6.2.2 The commission of any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof to which the Executive may be subject; or

6.2.3 Any material breach of Section 7 of this Agreement, and if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after Executive receives from the Board written notice of such breach.

6.3 Resignation by Executive Without Good Reason. Executive may terminate this Agreement and the Executive’s employment with the Company at any time and without Good Reason (defined below) by providing the Company with at least one month of notice in writing or by electing not to renew the Term after the expiration of the Initial Term or any subsequent Renewal Term, as applicable. If, upon receipt of the Executive’s resignation or Non-Renewal Notice (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

6.4 Termination by the Company without Cause or Resignation by Executive for Good Reason. The Company may terminate the Executive’s employment at any time without Cause, on providing thirty (30) days’ written notice to the Executive, or by electing not to renew the Term after the expiration of the Initial Term or any subsequent Renewal Term, as applicable. Executive may elect not to renew the Term after the expiration of the Initial Term or any subsequent Renewal Term for “Good Reason” or terminate this Agreement at any time for ·’Good Reason”. For purposes of this paragraph, Good Reason shall mean:

6.4.1 Any removal of the Executive from or failure to re-elect the Executive as Chief Operating Officer without his consent, except in connection with termination of the Executive pursuant to Section 6.1 or 6.2 hereof;

6.4.2 A reduction in the Executive’s compensation, or any other material failure of the Company to comply with Section 5 (Compensation) hereof;

6.4.3 The assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder or a material diminution in the Executive’s title, status, seniority, reporting relationship, responsibilities or authority;

6.4.4 Any change in the situs of the Company’s principal offices and facility of requiring the Executive to travel more than 50 miles each way more than two times per week;

6.4.5 Other material breach of this Agreement by the Company; or

6.4.6 Change in Control of the Company. As used herein, a “Change in Control” means the occurrence of any of the following after the Effective Date:

(a)	any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation);

(b)	any sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company;

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

(c)	any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from the Company or its shareholders a majority of the voting power of the outstanding capital stock or other ownership interest in the Company; or

(d)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by seventy-five percent (75%) of the Board before the date of appointment or election.

6.5 Payment Upon Termination under Sections 6.1 6.2 and 6.3.

6.5.1 If this Agreement is terminated by the Company for Cause pursuant to Section 6.2 or in the event of Executive’s death or Disability as set forth in Section 6.1 or Executive resigns without Good Reason or does not renew this Agreement upon expiration of the Initial Term or a Renewal Term, as applicable, pursuant to Section 6.3, Company shall (i) pay the Executive’s Base Salary and vacation pay accrued, if applicable, until the date the Executive’s employment terminates; and (ii) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment terminates and submitted for reimbursement. In such circumstances, Executive shall be ineligible for any Annual Bonus for the year of termination, and any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement; provided, however, that in the event of death or Disability, Executive shall be entitled to a bonus payment calculated in accordance with Section 6.6.1(iii) below.

6.6 Payment Upon Termination under Section 6.4. In the event that Executive resigns with Good Reason or the Company terminates Executive’s employment without Cause or by electing not to renew this Agreement, the Company shall (i) pay two times the Executive’s Base annual Salary and vacation pay accrued, if applicable and (ii) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment terminates and submitted for reimbursement; (iii) pay Executive an amount equal to two times the average of Executive’s Annual Bonuses (as contemplated by Section 5.2.2 herein) for the two years immediately preceding Executive’s termination under this subsection 6.6.I, payable in a lump sum no later than thirty (30) days from the date of termination (iv) pay Executive the Stretch Bonus as determined by the CEO . In addition, all Options granted to Executive shall be deemed fully vested and exercisable for the remaining term of such Options.

6.7 280G.

6.7.1 Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

6.7.2 Any determination required under this Section 6.7 shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.7. For purposes of making the calculations and determinations required by this Section 6.7, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 6.7.

6.7.3 In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within thirty (30) days of the date of the IRS determination or the date the Executive receives the refund, as applicable. Executive and Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

6.8 Survival. The provisions of this Section 6 shall survive the termination of this Agreement and the termination of Executive’s employment.

7. Non-Competition Agreement.

7.1 Competition; Confidential Information. The Executive and the Company recognize that due to the nature of his engagements hereunder, and the relationship of the Executive to the Company, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective products, systems, customers, agents, processes, and sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive’s duties will be to develop goodwill for the Company and its affiliates through his personal contact with customers, agents and others having business relationships with the Company and its affiliates, and that there is a danger that this good will, a proprietary asset of the Company and its affiliates, may follow the Executive if and when his relationship with the Company is terminated. Executive acknowledges that his services to be rendered hereunder have a unique value to the Company, for the loss of which the Company cannot be adequately compensated by damages in an action at law.

7.2 Non-Competition. In view of the unique value to the Company of the services of Executive, and because of the Confidential Information to be obtained by or disclosed to Executive, and as a material inducement to the Company to enter into this Employment Agreement and to pay to Executive the compensation referred to in Paragraph 4 hereof, Executive covenants and agrees that:

7.2.1 While Executive is employed by the Company and for a period of one year thereafter (the “Non-Competition Period’’), Executive will not, either personally, as an officer, director, owner, manager, member, principal, partner, executive, agent, distributor, representative, stockholder, consultant or otherwise, or with or through any other person or entity operate or participate in any business which is directly competitive with the Company nor will Executive, during the Non-Competition Period and for a period of one (I) year thereafter, directly or indirectly solicit any person who has been a customer of the Company during the period of one (1) year prior to the termination of employment. This non-competition clause shall apply in the geographic territory comprised of the entire United States and any other geographic area in which the Company is actively engaged in business on the date Executive’s employment terminates. Executive acknowledges that Executive has special knowledge of the business of the Company and that this non-competition/non- solicitation agreement is reasonable in terms of its scope and duration.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

7.2.2 Nothing in this Section 6.2 shall be construed to prevent the Executive from owning, as an investment, not more than five percent (5%) of a class of equity securities issued by any competitor of the Company or its affiliates and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

7.3 Trade Secrets. The Executive will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at all times after the expiration of or termination of this Agreement. For purposes of this Agreement, “trade secrets or confidential or proprietary information” means information unique to the Company or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Company or any of its affiliates or typical of industry practice. Trade secrets or confidential or proprietary information may include information with respect to the Company’s personnel records, present and prospective products, systems, customers, agents, processes, and sales and marketing methods.

7.4 Patents. The Executive will assign to the Company exclusive rights to any patents awarded to him on the basis of ideas developed and reduced to practice by the Executive for the Company or its affiliates during the Term of Employment that are developed as part of Executive’s services under this Agreement.

7.5 Injunctive Relief. It is agreed that Executive’s services are unique, and that any breach or threatened breach by Executive of any provisions of this Section 7 may not be remedied solely by damages. Accordingly, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 7, the Company shall be entitled to injunctive relief, restraining Executive from engaging in any activity which would constitute a breach of this Section 7. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

7.6 Survival. The provisions of this Section 7 shall survive the termination of this Agreement and the termination of Executive’s employment.

8. Section 409A.

8.1. This Agreement is intended to comply with Section 409A of the Code, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on Company with respect to any benefits contemplated or provided hereunder. Executive shall, at the request of Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

8.2. If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation§ l .409A-3 (j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation§ l .409A-3 (j)(4)(vii)

8.3. No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation§ 1.409A-3 (j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

8.4. The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

8.5. For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Company when, and only when, Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

8.6. If Executive qualifies as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s separation from service that, absent the application of this Section I8(t), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s separation from service, (ii) Executive’s death, or (iii) such other date as will not result in such payment being subject to such additional tax.

8.7. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

9. Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 9 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.

10. Miscellaneous.

10.1. Assignability. Executive may not assign his rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason. This Agreement and all of its rights, privileges, and obligations will be binding upon the parties and all successors and agreed to assigns thereof.

10.2. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Without limiting the generality of the foregoing, in the event that any provision of Paragraph 6 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas(s) such court deems enforceable, said time period and/or area(s) of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area for which such are enforceable.

10.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to Executive’s employment as Chief Operating Officer of the Company, and supersedes all prior agreements or understandings among the parties hereto with respect to Executive’s employment as Chief Operating Officer of the Company.

10.4. Amendments. This Agreement shall not be amended or modified except by a writing signed by both parties hereto.

10.5. Waiver. The failure of either party at any time to require performance of the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same provision, nor shall the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

10.6. Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws of such State.

10.7. Binding Agreement. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his heirs, personal and legal representatives, guardians and permitted assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor or assignee of the Company.

10.8. Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

10.9. Legal Fees. Within thirty (30) days of the Effective Date, the Company agrees to pay the legal expenses of Executive in the negotiation and preparation of this Agreement and its exhibits, not to exceed $7,500.

10.10. Arbitration. Any dispute between the Company and the Executive with respect to this Agreement shall be submitted to binding arbitration in Jefferson County, Colorado pursuant to the rules of the American Arbitration Association then in effect and before an arbitrator fully licensed and authorized by any and all applicable rules, statutes, regulations or the like to hear such cases in the State of Colorado. The arbitrators shall have the power to award any legal or equitable remedies that would be available in proceedings conducted before a state or federal court of competent jurisdiction in Colorado. The arbitrators shall have the power to award to the substantially prevailing party in any arbitration such party’s reasonable attorneys’ fees and costs incurred in such arbitration against the losing party as set forth in Section 7.14 of this Agreement. Judgment on the award of the arbitrators may be entered in any court of competent jurisdiction. All arbitration proceedings and the results thereof shall be confidential, except to the extent that any party is required to make disclosure concerning such proceedings under applicable law.

10.11. No Conflict. The Executive represents and warrants that he is not subject to any agreement, order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully his obligations hereunder.

10.12. Survival. The rights and obligations of the parties shall survive the Term of Employment to the extent that any performance is required under this Agreement after the expiration or termination of such Term of Employment.

10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

10.14. Notices. Any notice to be given hereunder by either party to the other may be affected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the parties at the addresses appearing following their signatures below, or upon the employment records of the Company but either party may change its or his address by written notice in accordance with this paragraph.

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

10.15. Opportunity to Consult Counsel. The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

10.16. Attorney Fees. In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the substantially prevailing party shall be entitled to an award of reasonable attorney fee, costs and expenses against the losing party.

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KVB COO Employment Agreement with Vitro Diagnostics, Inc.

IN WITNESS WHEREOF, the parties hereto have properly and duly executed this Agreement as of the date first written above.

THE COMPANY:			EXECUTIVE:
VITRO DIAGNOSTICS, INC.

By:	/s/ James Musick	By:	/s/ Keith Burge
Printed Name: James R. Musick		Printed Name: Keith V. Burge
Title:	CEO
Date:	11/30/20	Date:	12/2/20
Address for Notices: 4621 Technology Drive Golden CO 80403		Address for Notices: [***]

KVB COO Employment Agreement with Vitro Diagnostics, Inc.

Exhibit A

VITRO DIAGNOSTICS, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

VITRO DIAGNOSTICS, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

This Non-Statutory Stock Option Agreement (the “Agreement”) is made and entered into effective the 30th day of November, 2020, between Vitro Diagnostics, Inc., (the “Company”) and Keith V. Burge (“Optionee”).

NOW, THEREFORE, it is hereby agreed as follows:

l. Grant of Option. The Company hereby grants to Optionee, as of the date hereof, an option to purchase commencing on the date hereof and ending on the tenth (I0th) anniversary of the date hereof (the “Expiration Date”) an option exercisable to purchase up to an aggregate of 1.0 million shares of Common Stock, $.001 par value, (the “Option Shares”) at an exercise price of $0.50 per Option Share (the “Exercise Price”). The Option Shares shall be purchasable from time to time during the option term specified in this Section I at the Exercise Price, subject to the vesting provisions of paragraph 3 of this Option.

2. Option Term. This option shall expire at the close of business on the Expiration Date or on the date on which the option shall have been exercised in full (the “Exercise Date”), unless sooner terminated in accordance with Section 5 hereof

3. Vesting. This Option is subject to the vesting schedule set forth in this paragraph 3. Only Options that have vested will be exercisable by Optionee. To vest, Optionee must continue to be the chief executive officer to the Company on each Vesting Date. The number of Options to vest on each Vesting Date is as follows:

Number of Options	Vesting Date
200,000	One year anniversary of grant date
200,000	Two year anniversary of grant date
200,000	Three year anniversary of grant date
200,000	Four year anniversary of grant date
200,000	Fifth year anniversary of grant date

4. Limited Transferability.

(a)       This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Section 5, be exercised following Optionee’s death.

(b)       If this option is designated a Non-Statutory Option in the Grant Notice, then this option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s family or to a trust established for the exclusive benefit of one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

5. Cessation of Service. The option term specified in Section 1 survives any cessation of services; the vested portion of the option shall continue to have the term of exercise as determined by Section I including any transfer to heirs or beneficiary’s.

6. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

8. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Company a Purchase Agreement for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company; or

(B) a promissory note payable to the Company, but only to the extent authorized by the Company.

(iii) Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the Exercise Price may also be paid as follows:

(A) in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(B) to the extent the option is exercised for Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (a) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the Company in connection with the option exercise.

(iv) The exercise price of the Options may also be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, (ii) by delivery to the Company of other Common Stock of the Company valued at its then established fair market value (as defined below), (iii) by delivery to the Company of either options or stock of the Company including, without limitation, this Option, valued at the difference between their exercise price and the then established fair market value of the Company’s Common Stock, (iv) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the holder hereof, or (v) any other form of legal consideration that may be acceptable to the Board of Directors, in their discretion. For the purposes of this Section 4, the fair market value of the Company’s Common Stock shall be defined as (i) the closing sale price for the Common Stock on the primary exchange upon which the shares are listed and traded on the date prior to the date the Option is exercised, or (ii) if the shares are not traded on any national exchange, the closing sale price for the Common Stock on the NASDAQ National Market on the date prior to the date the Option is exercised, or (iii) if the shares are neither traded on a national exchange nor listed on the NASDAQ National Market, then the average of the bid and ask prices for the Common Stock in the Over-The-Counter Market as quoted on the NASDAQ Capital Market, on the date prior to the date the Option is exercised, or (iv) if the shares of Common Stock are neither traded on a national exchange or the NASDAQ National Market nor quoted on the NASDAQ Capital Market, the average of the bid and ask prices for the Common Stock as quoted by any recognized securities quotation service such as the OTC.QB of the OTC Markets Group, LLC or the OTC Electronic Bulletin Board on the date prior to the date the Option is exercised, or(v) if the shares of Common Stock are not quoted on any recognized securities quotation service such as the OTC.QB of the OTC Markets Group, LLC or the OTC Electronic Bulletin Board on the date prior to the date the Option is exercised, then the fair market value of the Company’s Common Stock shall be the price paid for the Company’s Common Stock in the most recent transaction involving the Company and a nonaffiliated purchaser in an arm’s length transaction {the “Fair Market Value”). In the case of any deferred payment arrangement, any interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Internal Revenue Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(b) By way of example, in lieu of exercising this Option by payment with cash, certified check or wired funds, the Holder may elect to receive the number of Shares, as determined below, equal to the value of this Option (or the portion thereof being exercised) by surrender of this Option at the corporate office of the Company together with the duly executed form of subscription agreement and notice of such an election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)

       A

Where:	X = the number of shares of Common Stock to be issued to the Holder
Y = the gross number of shares of Common Stock to be purchased
A= the Fair Market Value of one (1) share of the Company’s Common

Stock

on the day prior to exercise hereunder
B= Exercise Price

(v) Furnish to the Company appropriate documentation that the person or persons exercising the option ( if other than Optionee) have the right to exercise this option.

(vi) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of applicable securities laws.

{vii) Make appropriate arrangements with the Company (or Subsidiary or Affiliate employing or retaining Optionee) for the satisfaction of all applicable income and employment tax withholding requirements applicable to the option exercise.

(b)	As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee

(or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c)	In no event may this option be exercised for any fractional shares.

9. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any 1iability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

10. Successors and Assigns. Except to the extent otherwise provided in Sections 3 and 6, the provisions of this Agreement shall insure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Colorado without resort to that State’s conflict-of-laws rules.

Vitro Diagnostics, INC		OPTIONEE

By:	/s/ James Musick	By:	/s/ Keith Burge
James R. Musick, CEO		Keith V. Burge